UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Carbon Revolution Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Ten Earlsfort Terrace, Dublin 2, Ireland	D02 T380
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one-tenth of an Ordinary Share, each at an exercise price of $11.50 per one-tenth of an Ordinary Share ($115.00 per whole Ordinary Share)	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-270047

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Amendment No. 1 is being filed solely to correct a typographical error in the exercise price of the warrants.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”), of Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (the “Registrant”) and warrants, each entitling the holder to purchase one-tenth of an Ordinary Share at an exercise price of $11.50 per whole share (“warrants”).

On or about November 3, 2023, Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“Twin Ridge”), the Registrant, Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”) and Poppettell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo (“MergerSub”), will consummate the business combination pursuant to the terms of a Business Combination Agreement, dated November 29, 2022, as amended or supplemented from time to time, pursuant to which, among other things, Twin Ridge will merge with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of the Registrant, with shareholders of Twin Ridge receiving Ordinary Shares, in exchange for their existing Twin Ridge ordinary shares and existing Twin Ridge warrant holders having their warrants automatically exchanged by assumption by the Registrant of the obligations under such warrants, including to become exercisable in respect of Ordinary Shares instead of Twin Ridge ordinary shares. In addition, Twin Ridge, Carbon Revolution and the Registrant will implement a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) and a capital reduction under Part 2J.1 of the Corporations Act 2001 (Cth) in accordance with the Scheme Implementation Deed, dated as of November 30, 2022, as amended or supplemented from time to time, which will result in all shares of Carbon Revolution being cancelled in return for consideration, with Carbon Revolution issuing a share to the Registrant (resulting in Carbon Revolution becoming a wholly-owned subsidiary of the Registrant) and the Registrant issuing Ordinary Shares to the shareholders of Carbon Revolution.

The description of the Ordinary Shares and warrants set forth under the heading “Description of MergeCo’s Securities” in the Registrant’s prospectus forming a part of its Registration Statement on Form F-4 (File No. 333-270047), originally filed with the U.S. Securities and Exchange Commission on February 27, 2023, as thereafter amended and supplemented from time to time (the “Registration Statement”), to which this Form 8-A relates is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 3, 2023
Carbon Revolution Public Limited Company

By:	/s/ Jacob Dingle
Name: Jacob Dingle

Title: Director and Authorized Signatory